Exhibit 23.1
Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-168745, No. 333-167000 and No. 333-136088) of Synchronoss Technologies, Inc. of our report dated September 30, 2010, relating to the consolidated financial statements of FusionOne, Inc., which appears in this Form 8-K/A of Synchronoss Technologies, Inc.
/s/ MOHLER, NIXON & WILLIAMS
Accountancy Corporation
Campbell, California
September 30, 2010